Exhibit 99.1
Nastech Pharmaceutical Company Inc. Enters into Development and License Agreement with Amylin
Pharmaceuticals, Inc.
Bothell, WA, June 26, 2006 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) announced today an agreement with Amylin Pharmaceuticals, Inc. to develop a nasal spray formulation of exenatide. Preclinical studies of the formulation have been completed in preparation for initiating studies to determine feasibility in human subjects.
Under terms of the agreement, Nastech will receive milestone payments and royalties on product sales. If feasibility is successful and the program moves forward, milestone payments could reach up to $89 million in total, based on specific development, regulatory, and commercialization goals. Royalty rates escalate with product success. No other financial terms of the agreement were disclosed.
Amylin and Nastech will jointly develop the nasal spray formulation utilizing Nastech’s proprietary nasal delivery technology, and Amylin will reimburse Nastech for any development activities performed by Nastech under the agreement. Amylin has overall responsibility for the development program including clinical, non-clinical and regulatory activities, while Nastech’s efforts will focus on drug delivery and chemistry, manufacturing and controls (CMC) activities. If a supply agreement is reached between the companies, Nastech may supply commercial product to Amylin and their exenatide collaboration partner, Eli Lilly and Company.
“Amylin is a leader in developing innovative therapeutics and we are very excited to work with them,” stated Steven C. Quay, M.D., Ph.D., Chairman, President and CEO of Nastech. “This collaboration validates an important aspect of Nastech’s business strategy, which is to conduct feasibility studies with biopharmaceutical companies and later convert them into development and commercial manufacturing collaborations. We will continue to work with our collaboration partners to provide therapeutics that promote a healthier life.”
About Nastech
Nastech is a pharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. Nastech, along with collaboration partners, is developing products for multiple therapeutic areas including diabetes, inflammatory conditions, obesity and osteoporosis. Additional information about Nastech is available at www.nastech.com.
Nastech Forward Looking Statements
Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of

Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.
Contacts:
Ed Bell
Senior Investor Relations Manager
(425) 908-3639
ir@nastech.com
Noonan Russo
Matthew Haines (Investors/Media)
(212) 845-4235